10f-3 REPORT

The Salomon Brothers Fund Inc

July 1, 2003 to December 31, 2003


Issuer: China Life Insurance Co.
Trade Date: 12/12/2003
Selling Dealer: CS First Boston
Amount: 52,000.00
Price: 18.68
% Received by Fund: 0.03%
% of Issue (1): 4.55% A


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary
    accounts in the amount of   6,935,200.00



10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
China International Capital Corp
Citigroup
Credit Suisse First Boston Corp
Deutsche Bank Securities Inc


Co-Managers (s):
China International Capital Corp
Lehman Brothers